EXHIBIT 15

September 9, 2005

Securities and Exchange Commission

Station Place

100 F Street, N.E.

Washington, D.C. 20549

RE:	Unit Corporation Registration on Form S-3

Commissioners:

We are aware that our reports dated May 3, 2005 and August 8, 2005 on our reviews of the interim financial information of Unit Corporation for the three month periods ended March 31, 2005 and 2004 and the three and six month periods ended June 30, 2005 and 2004 and included in the Company's quarterly reports on Form 10-Q for the quarters then ended are incorporated by reference in its Registration Statement on Form S-3 dated September 9, 2005.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

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